Exhibit 10.53

Execution Copy

NEW YORK STOCK EXCHANGE AND SUBSIDIARY COMPANIES

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

(Formerly, the New York Stock Exchange, Inc.

Supplemental Executive Savings Plan)

Amended and Restated

Effective as of January 1, 2008

New York Stock Exchange and Subsidiary Companies

Supplemental Executive Savings Plan

(Formerly, the New York Stock Exchange, Inc.

Supplemental Executive Savings Plan)

1.	Introduction.

(a) Background; Purpose of Plan. The New York Stock Exchange, Inc. Supplemental Executive Savings Plan (“Plan”) was adopted effective as of September 7, 1989 in order to provide deferred compensation to a select group of management or highly compensated employees. The Plan was subsequently amended and restated effective as of August 1, 1997 to form three (3) separate plans (Plans A, B and C) that were encompassed within the same plan document. The Plan was amended and restated effective as of January 1, 2005 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan was subsequently amended effective January 1, 2007 to provide for a unified, single plan structure going forward.

The Plan, as set forth herein, is amended and restated effective as of January 1, 2008, in order to reflect the merger of the Securities Industry Automation Corporation Supplemental Executive Savings Plan (“SIAC SESP”) with and into the Plan effective as of such date. In addition, effective as of January 1, 2008, the Plan has been re-named to be the “New York Stock Exchange and Subsidiary Companies Supplemental Executive Savings Plan.” The benefits of any participant in the SIAC SESP who does not perform an “Hour of Service,” as defined in the New York Stock Exchange and Subsidiary Companies Employee Savings Plan, on or after January 1, 2008 shall be governed by the provisions of the SIAC SESP which covered such participant and was in effect on the date that the participant terminated employment. The accounts of individuals who were participants in the SIAC SESP on December 31, 2007 will be transferred to the Plan effective as of January 1, 2008 as part of the plan merger. These accounts will be maintained under the Plan in accordance with the terms and provisions set forth herein.

The purpose of the Plan continues to be to provide deferred compensation to a select group of management or highly compensated employees of NYSE Group, Inc. and subsidiaries that have adopted the Plan.

(b) Section 409A of the Code. As indicated above, the Plan was amended and restated effective as of January 1, 2005, to comply with Section 409A of the Code. As part of the restatement, the Plan was bifurcated into grandfathered and non-grandfathered component plans. Deferrals made prior to January 1, 2005 and earnings thereon are grandfathered for purposes of Section 409A of the Code and governed by the terms and conditions of the Plan in effect prior to the January 1, 2005 restatement, which is referred to as the “Grandfathered Plan.” Deferrals made on and after January 1, 2005 and earnings thereon are not grandfathered for purposes of Section 409A of the Code and are governed by the terms and conditions of the Plan as amended and restated effective as of January 1, 2005 and as may be amended thereafter. Recordkeeping for the Grandfathered Plan and the Plan is done separately.

This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including all regulations, whether proposed or final, or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

2.	Definitions. For purposes of this Plan, the following definitions apply:

(a) “Account” means, to the extent applicable, a Participant’s Supplemental Account, Special RAP Contributions Account and SIAC SESP Grandfathered Account.

(b) “Active Participant” means a Participant who is currently having book entry contributions made to one of his Accounts hereunder.

(c) “Adopting Subsidiary” means any Subsidiary, while such a Subsidiary, that has adopted and participates in the Savings Plan, and which adopts the Plan as a participating employer with the approval of the Board.

(d) “Annual Bonus” means the portion of the discretionary annual bonus payable to an Employee in cash, if not deferred under the Plan.

(e) “Beneficiary” means, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) effectively designated by the Participant under the Savings Plan (or otherwise determined under the terms of the Savings Plan if no such designation is made) to receive his benefits under the Savings Plan in the event of the Participant’s death. In the event that two (2) or more persons are the Participant’s Beneficiary under the Savings Plan, then each such person shall be entitled to receive payment under this Plan in the same proportion as the proportion of benefits such person is entitled to receive under the Savings Plan, provided, however, that if any such person has been designated under the Savings Plan to receive a stated dollar amount, then such amount shall be paid from this Plan (in the priority order set forth below) only to the extent that the Participant’s accounts in the Savings Plan are insufficient to pay such amount consistent with the provisions of the Savings Plan. To the extent applicable with respect to a Participant who participated in Plan A, B, and C, amounts paid from this Plan pursuant to the foregoing sentence shall be paid first from Plan A, and to the extent the funds held under Plan A are insufficient, from Plan B, and to the extent the funds held under Plan B are insufficient, from Plan C. Such person or persons designated under the Savings Plan to receive a stated dollar amount shall be otherwise disregarded in determining benefit allocations under this Plan among persons who are the Participant’s Beneficiary.

(f) “Board” means the Board of Directors of NYSE Group, Inc.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(h) “Committee” means the Committee of at least two (2) individuals appointed by the Board for purposes of administering the Plan, or any successor committee. If a Participant serves on the Committee, such Participant shall not be authorized to make any determinations or decisions with respect to his participation hereunder or with respect to payment of Supplemental Benefits to such Participant hereunder.

(i) “Compensation Limit” means, with respect to a Supplemental Plan Year, the amount established by the Secretary of the Treasury as the applicable limit under Section 401(a)(17) of the Code.

(j) “Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) an incapacity for which the Participant is receiving disability benefits under the Employer’s Long Term Disability Plan (or would be eligible to receive such benefits if the Participant had participated in such plan) or for which the Participant is receiving Social Security disability benefits.

(k) “Earnings” means, for any Supplemental Plan Year, earnings on amounts in a Participant’s Account computed in accordance with Section 7 hereof.

(l) “Election Period” means the period established by the Committee during which elections to participate in the Plan or to change or revoke an existing election in effect under the Plan are permitted to be made. Except as provided in Section 3(a) below with respect to an Employee who first becomes an Eligible Employee during a Supplemental Plan Year, the Election Period during which elections may be made for a Supplemental Plan Year shall end no later than the December 31st of the immediately preceding Supplemental Plan Year. Elections that are not made within the Election Period shall not be given any force or effect under the Plan.

(m) “Eligible Employee” means (i) an Employee who is an Officer and (ii) an Employee who is not an Officer provided the sum of such Employee’s Salary and Annual Bonus for the Supplemental Plan Year immediately preceding the Supplemental Plan Year for which eligibility is being determined exceeds the Compensation Limit applicable for such prior Supplemental Plan Year.

Notwithstanding any other provision to the contrary, no Employee whose (i) primary place of employment with the Employer is outside of the United States and (ii) primary residence was outside of the United States upon the commencement of his employment with the Employer, unless such Employee is designated as an Eligible Employee under this Plan by the Board in writing, and no person who has waived participation in the Plan under any individual compensation, retirement or other agreement shall be an Eligible Employee under the Plan. An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified as an Employee due to the Employer treating any services provided by him as being provided by another entity which is providing such individual’s services to the Employer shall not be eligible to participate in this Plan during the period the individual is so initially classified even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

(n) “Employee” means any person employed by the Employer.

(o) “Employer” means NYSE Group, Inc., NYSE, SIAC and each Adopting Subsidiary.

(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(q) “Excess Salary” means the excess of an Eligible Employee’s Salary over his Recognizable Salary. Excess Salary Per Pay Period shall mean the Excess Salary earned in any Pay Period in the Supplemental Plan Year after the Recognizable Salary limit has been reached.

(r) “Grandfathered Plan” shall mean the New York Stock Exchange, Inc. Supplemental Executive Savings Plan, as in effect immediately prior to January 1, 2005.

(s) “Non-Grandfathered SIAC SESP Account” means the account in the Plan that is maintained for a Participant who was a participant in the SIAC SESP on December 31, 2007 that reflects all amounts, other than SIAC SESP Special Contributions, that were credited to such Participant’s “Non-Grandfathered Plan Account” under the SIAC SESP as of such date and to which Earnings attributable to periods on and after January 1, 2008 shall be credited.

(t) “NYSE” means the New York Stock Exchange LLC and any successor by merger, consolidation, purchase or otherwise.

(u) “Officer” means an officer of the Employer.

(v) “Participant” means any Eligible Employee who shall have become an Active Participant in the Plan and any individual with a balance in his Accounts.

(w) “Pay Period” means the Employer’s pay period applicable to the Employee.

(x) “Plan” means the New York Stock Exchange and Subsidiary Companies Supplemental Executive Savings Plan, as amended and restated effective as of January 1, 2008 and as may be amended from time to time thereafter.

(y) “Prior Plan” means the New York Stock Exchange, Inc. Supplemental Executive Savings Plan as in effect immediately prior to the effective date of the restatement of the Plan set forth herein.

(z) “Recognizable Salary” means an Eligible Employee’s base salary for the Supplemental Plan Year, taking into account the limitation on compensation to Two Hundred and Thirty Thousand Dollars ($230,000), as adjusted for cost of living adjustments, under Section 401(a)(17) of the Code. Recognizable Salary Per Pay Period shall mean the amount of Recognizable Salary earned in each Pay Period prior to reaching the Recognizable Salary limit.

(aa) “Salary” means an Eligible Employee’s base salary for the Supplemental Plan Year, without regard to the limitation on compensation to Two Hundred and Thirty Thousand Dollars ($230,000), as adjusted for cost of living adjustments, under Section 401(a)(17) of the Code.

(bb) “Salary Reduction Agreement” means an agreement entered into between an Active Participant and the Employer to authorize the Employer to reduce the Active Participant’s Salary or Annual Bonus and contribute the amount of such reduction to the Plan.

(cc) “Savings Plan” means the New York Stock Exchange and Subsidiary Companies Employee Savings Plan, as amended from time to time.

(dd) “SIAC” means Securities Industry Automation Corporation and any successor by merger, consolidation, purchase or otherwise. The term SIAC shall include all of SIAC’s wholly-owned subsidiaries while such subsidiaries.

(ee) “SIAC SESP” means the Securities Industry Automation Corporation Supplemental Executive Savings Plan, as amended and restated effective as of April 1, 2006 and as amended thereafter.

(ff) “SIAC SESP Grandfathered Account” means the account (including sub-accounts, if applicable) maintained for a Participant who was a participant in the SIAC SESP on December 31, 2007 that reflects such Participant’s SIAC SESP Grandfathered Benefits determined as of such date and to which Earnings attributable to periods on and after January 1, 2008 shall be credited. Amounts (including earnings) credited to a Participant’s “Grandfathered Plan Account” and “SERP Account” in the SIAC SESP shall be maintained in separate sub-accounts in such Participant’s SIAC SESP Grandfathered Account under the Plan. All amounts (plus Earnings) credited to a Participant’s SIAC SESP Grandfathered Account shall be fully vested at all times.

(gg) “SIAC SESP Grandfathered Benefits” means the vested book entry contributions that were made to a Participant’s “Grandfathered Plan Account” and, if applicable, his “SERP Account” under the SIAC SESP prior to January 1, 2004 and all earnings thereon.

(hh) “SIAC SESP Special RAP Contributions” means, with respect to a Participant who was a participant in the SIAC SESP on December 31, 2007, the amount (including earnings) credited to such Participant’s “Defined Contribution Account” in the SIAC SESP as of such date. SIAC SESP Special Contributions that were transferred to the Plan effective as of January 1, 2008 for any such Participant shall be credited to the Participant’s Special RAP Contributions Account.

(ii) “Special RAP Contributions” means the book entry contributions made pursuant to Section 6 of the Plan that are credited to a Participant’s Special RAP Contributions Account and includes Earnings thereon.

(jj) “Special RAP Contributions Account” means the account to which a Participant’s Special RAP Contributions, SIAC SESP Special RAP Contributions, if applicable, and Earnings thereon shall be credited.

(kk) “Specified Employee” shall mean a Participant who, as of the date of his Termination of Employment, is a key employee (as defined under Code Section 416(i)(1)(A)(i), (ii) or (iii) but determined without reference to Code Section 416(i)(5)) of the Employer, as determined in accordance with the rules and procedures specified by the Committee in accordance with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder. The status of a Participant as a Specified Employee during the Measurement Period (defined herein) shall be determined annually on December 31st of the Plan Year immediately preceding the Measurement Period (“Identification Date”). The Measurement Period shall be the twelve (12) month period beginning on the April 1st succeeding the Identification Date for which it relates and ending on the March 31st of the following Plan Year.

(ll) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with NYSE Group, Inc., if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(mm) “Supplemental Account” means the account or accounts, as applicable, to which a Participant’s Supplemental Benefits shall be credited. To the extent applicable, a Participant’s Non-Grandfathered SIAC SESP Account shall be a sub-account in such Participant’s Supplemental Account.

(nn) “Supplemental Benefit” means the book entry contributions made pursuant to Section 4 of the Plan that are credited to a Participant’s Supplemental Account and Earnings thereon.

(oo) “Supplemental Plan Year” means the period designated as a “Plan Year” under the Savings Plan.

(pp) “Target Compensation Limit” means the Compensation Limit for the Supplemental Plan Year divided by one (1) minus the percentage of Salary that the Participant elects to defer on Salary up to such limit.

(qq) “Termination of Employment” means the termination of employment of an Employee with all of the Employers and Subsidiaries for any reason whatsoever, including but not limited to death, Disability, retirement, resignation or involuntary termination, provided, that, such employment termination constitutes a “separation from service” within the meaning of Section 409(a)(2)(A)(i) of the Code and the Treasury Regulations issued thereunder.

To the extent not inconsistent with the foregoing definitions and the terms hereof, any defined terms used in this Plan shall have the same meaning as in the Savings Plan.

3.	Participation.

(a) An Eligible Employee may elect, during the Election Period on forms prescribed by the Committee (which forms shall include election forms with respect to the time and form of distribution of Supplemental Benefits), to become an Active Participant in the Plan for such Supplemental Plan Year. If, during a Supplemental Plan Year, an Employee becomes an Eligible Employee, either as a result of promotion to the position of Officer or commencement of employment with the Employer as an Officer, such Eligible Employee may elect to become an Active Participant prior to the end of the thirty (30) day period following the date that he becomes an Eligible Employee by completing and filing one or more Salary Reduction Agreement(s) with the Committee; provided, however, that, such Salary Reduction Agreement(s) may only provide for the deferral of Salary and/or Annual Bonus that is earned by the Eligible Employee subsequent to his enrollment in the Plan The Participant’s enrollment application shall evidence his agreement to the terms of the Plan and include up to two Salary Reduction Agreements. If the Participant is an Officer, he is eligible to enter into a Salary Reduction Agreement to defer a percentage of Salary and/or he may enter into a second Salary Reduction Agreement to defer a percentage of his Annual Bonus, in each case subject to the limitations set forth below. If the Participant is not an Officer, he is eligible to enter into a Salary Reduction Agreement to defer a percentage of his Annual Bonus, subject to the limitations set forth below. Deferrals authorized under this Section 3(a) shall be subject to the following limitations:

(A) A Participant who is an Officer during the Election Period may elect to contribute to the Plan amounts from Salary for a Supplemental Plan Year as follows:

(i) from 1% to 25% of the Participant’s Salary not in excess of the Target Compensation Limit, plus

(ii) from 1% to 25% of the Participant’s Salary in excess of the Target Compensation Limit;

provided, however, that such contributions when taken together shall not reduce the Participant’s Salary below the Compensation Limit. If a Participant has elected deferral percentages such that his or her aggregate contributions under this Section 3(a) would reduce the Participant’s Salary below the Compensation Limit, such Participant’s deferral percentages applicable to his or her Salary not in excess of the Target Compensation Limit shall be reduced as necessary to comply with this Section 3(a).

(B) Any other Participant who satisfies the criteria described in this Section 3(a) and is eligible to receive an Annual Bonus, may elect to contribute to the Plan from 1% to 25% of such Annual Bonus.

(b) A Participant shall not be permitted to terminate or change his Salary Reduction Agreement during any Supplemental Plan Year to which such Salary Reduction Agreement relates. Elections to terminate or change the terms of an existing Salary Reduction Agreement with respect to a Supplemental Plan Year are only permitted to be made during the Election Period applicable to such Supplemental Plan Year.

(c) Notwithstanding any provision herein to the contrary, no Employee who has waived participation in the Plan under any individual compensation, retirement or other agreement, shall be eligible to become a Participant hereunder.

(d) A Participant shall cease to be an Active Participant with regard to a Supplemental Plan Year if he is not or ceases to be an Eligible Employee with regard to the Plan. A Participant’s classification as an Eligible Employee shall be determined anew for each Supplemental Plan Year and a new Salary Reduction Agreement must be made for each Supplemental Plan Year.

(e) Notwithstanding anything herein, if a Participant receives a hardship withdrawal under the Savings Plan, all Salary reductions hereunder shall cease until the end of the Plan Year in which the suspension period required under the terms of the Savings Plan or hereunder, as the case may be, has ended. Following such suspension period, Salary reductions hereunder (and corresponding book entry contributions) shall resume only if the Participant is then an Eligible Employee and has entered into a new Salary Reduction Agreement during the applicable Election Period.

4.	Contributions and Amount of Supplemental Benefits.

(a) The Employer shall make a book entry contribution to the Supplemental Account in the Plan of each Active Participant as of the last day of each Pay Period equal to the amount of Salary deferred under the Plan during such period. In addition, to the extent applicable, the Employer shall make a book entry contribution to the Supplemental Account in the Plan of each Active Participant as of the last day of each Pay Period equal to the amount of Annual Bonus deferred under the Plan during such period. If a Pay Period spans two Supplemental Plan Years, the Salary Reduction Agreement, if any, in effect for the Supplemental Plan Year in which the Pay Period ends shall be controlling as to the amount, if any, contributed by the Participant for such Pay Period.

(b) The Participant’s Salary shall be reduced each Pay Period by the amount specified in such Salary Reduction Agreement on a pre-tax basis. All salary reduction contributions made to the Plan on behalf of a Participant shall be based on the Participant’s Salary Reduction Agreement described in Section 3 above. All salary reduction contributions made to the Plan on behalf of a Participant under this Section 4 and all Earnings thereon, credited as provided in Section 7 below, shall be fully vested and non-forfeitable.

(c) As of the last day of each Pay Period, the Employer shall make book entry contributions to the Supplemental Account (“Matching Contributions”) of each Active Participant in the Plan, for whom a book entry contribution has been made hereunder pursuant to Section 4(a) above with respect to the deferral of Salary as follows:

(1) with respect to an Active Participant’s deferrals of Salary not in excess of the Target Compensation Limit, Matching Contributions equal to [(A) x (B)] – (C) where:

(A) equals the Active Participant’s Salary for the applicable Pay Period (but only recognizing the Active Participant’s Salary to the extent that such Participant’s year-to-date Salary for the Supplemental Plan Year less the Participant’s aggregate deferrals of year-to-date Salary to the Plan for the Supplemental Plan Year does not exceed the Compensation Limit);

(B) equals the percentage of Salary not in excess of the Target Compensation Limit that the Active Participant has elected to defer under the Plan for the applicable Supplemental Plan Year (but not in excess of 6%);

(C) equals the maximum matching contribution the Active Participant could receive for such Payroll Period under the Savings Plan, assuming the Participant contributed to the Savings Plan at a rate of 6%; and

(2) with respect to an Active Participant’s deferrals of Salary in excess of the Target Compensation Limit, Matching Contributions equal to [(A) x (B)] – (C) – (D) where:

(A) equals the Active Participant’s Salary for the applicable Pay Period (but only recognizing the Active Participant’s Salary to the extent that such Participant’s year-to-date Salary for the Supplemental Plan Year less the Participant’s aggregate deferrals of year-to-date Salary to the Plan for the Supplemental Plan Year exceeds the Compensation Limit);

(B) equals the percentage of Salary in excess of the Target Compensation Limit that the Active Participant has elected to defer under the Plan for the applicable Supplemental Plan Year (but not in excess of 6%);

(C) equals the maximum matching contributions the Active Participant could receive for such Payroll Period under the Savings Plan, assuming the Participant contributed to the Savings Plan at a rate of 6%; and

(D) equals the Matching Contributions determined pursuant to Section 4(c)(1) above.

5.	Vesting of Employer Matching Contributions.

(a) Subject to the provisions of Section 5(b) below, a Participant’s Supplemental Account attributable to contributions made by the Employer pursuant to Section 4(c) above and Earnings thereon, credited as provided in Section 7 below, shall be fully vested at all times.

(b) Notwithstanding the provisions of Section 5(a) above and subject to Section 5(c) below with respect to Participants employed by SIAC, the portion of the balance in a Participant’s Supplemental Account attributable to the contributions (and Earnings thereon) made pursuant to Section 4(c) above on behalf of any Participant who first commences employment with the Employer (other than SIAC) on or after January 1, 2006 shall vest in accordance with the schedule set forth below on the basis of the total whole number of “Years of Service” (as defined below) completed by such Participant at the time of his Termination of Employment.

Vesting Schedule
Years of Service	Percentage Vested
One Year of Service	20%
Two (2) Years of Service	40%
Three (3) Years of Service	60%
Four (4) Years of Service	80%
Five (5) Years of Service	100%

However, if the Participant’s Termination of Employment is due to death, Disability or retirement after attainment of age fifty-five (55), the portion of the balance in the Participant’s Supplemental Account attributable to the contributions made pursuant to Section 4(c) above (and earnings thereon) shall fully vest effective as of the date of such Termination of Employment.

(c) The vesting schedule set forth in Section 5(b) above shall only apply to a Participant employed by SIAC if such Participant first commenced such employment on or after July 1, 2007.

(d) The portion, if any, of a Participant’s Supplemental Account that has not vested pursuant to Section 5(b) or (c) above, shall be forfeited if the Participant’s Termination of Employment occurs prior to his completion of five (5) Years of Service.

(e) Earnings shall be credited to a Participant’s Supplemental Account as provided in Section 7 below. Earnings with respect to contributions made to the Plan pursuant to Section 4(c) above shall vest in accordance with Section 5(b) or (c), above as applicable.

(f) The term “Year of Service” means any twelve (12) whole consecutive months since the Eligible Employee’s commencement of employment with the Employer in which the Eligible Employee is paid by the Employer for the performance of services. A Year of Service also shall include: (i) service in any branch of the armed forces of the United States by any person who is an Eligible Employee on the date such service commenced, to the extent required by applicable law; and (ii) periods during which an Eligible Employee was on an approved leave of absence or leave of absence due to a long or short-term disability. No Years of Service shall be recognized with any entity other than the Employer. Years of Service will be determined as of the date of the Eligible Employee’s Termination of Employment.

6.	Special RAP Contributions.

(a) The Employer shall make a book entry contribution to the Special RAP Contributions Account in the Plan for each Participant who is employed by the Employer on the last day of the Supplemental Plan Year and who has completed at least six (6) months of continuous service with the Employer as of the last day of such year in an amount equal to a percentage of the Participant’s Salary in excess of the Compensation Limit determined in accordance with the following table:

Participant’s Age as of December 31	Contribution Percentage
Under 35	3%
35-44	4%
45-54	5%
55 or older	6%

Special RAP Contributions shall be made as soon as administratively practicable after the end of the Supplemental Plan Year for which they relate.

(b) Special RAP Contributions and Earnings thereon shall vest and become non-forfeitable upon a Participant’s completion of three “Years of Service” with the Employer (as such term is defined in Section 5 of the Plan); provided, however, that if a Participant’s Termination of Employment occurs prior to completion of three Years of Service and the termination is to due to death, Disability or retirement after attainment of age fifty-five (55), amounts (including Earnings) credited to a Participant’s Special RAP Contributions Account shall fully vest effective as of the date of such Termination of Employment. For purposes of determining a Participant’s vested status under this Section 6, with respect to any Participant who was a participant in the SIAC SESP on December 31, 2007, the term “Years of Service” shall include a Participant’s employment service with SIAC prior to January 1, 2008. The portion of any Participant’s Special RAP Contributions Account attributable to SIAC SESP Special Contributions that are not vested as of January 1, 2008 shall continue to vest in accordance with this Section 6(b) subject to such Participant’s continued employment with the Employer.

(c) Notwithstanding any contrary provision contained herein, the portion, if any, of a Participant’s Special RAP Contributions Account that is not vested as of the date of a Participant’s Termination of Employment shall be immediately forfeited effective as of the date of such termination.

(d) A Participant shall be permitted to elect the time and form of payment for distribution of his Special RAP Contributions Account in accordance with Section 8 of the Plan. In the absence of any election by a Participant for any reason, including because the Participant is not eligible to make deferrals under the plan, the vested portion of such Participant’s Special RAP Contributions Account shall be distributed to the Participant (or his Beneficiary) as provided in Section 8 below.

(e) Earnings on Special RAP Contributions shall be determined in accordance with the election made by the Participant under Section 7 of the Plan with respect to the measuring alternatives to be applicable to his Special RAP Contributions Account. In the event a Participant fails to make any election with respect to measuring alternatives, Earnings on Special RAP Contributions shall be determined as provided in Section 7(a) of the Plan pursuant to the default measuring alternative then in effect.

7.	Measurement of Earnings.

(a) The Committee may designate alternatives for the measuring of Earnings on a Participant’s Account from time to time. The Committee may designate additional measuring alternatives, withdraw measuring alternatives, or change the designation of measuring alternatives as of the beginning of any calendar month, or at such other times as it may determine, in its sole discretion. One alternative shall be based on a balanced investment fund and, unless the Committee elects otherwise, such alternative shall be the default alternative if a Participant fails to timely elect another measuring alternative. The Committee shall credit the balance in the Participant’s Account as of the last business day of each calendar month, or such other dates as are selected by the Committee in its sole discretion, with Earnings (including gains or losses, whether or not realized, in the value of the measuring alternative) from the last business day of the prior calendar month, or such other dates as are determined by the Committee, at a rate equal to the performance of the measuring alternatives selected by the Participant (in accordance with Section 7(b) below) for the calendar month (or such other applicable period) to which such selection relates. The crediting of an Earnings factor shall occur so long as there is a balance in the Participant’s Account with respect to benefits that are to be paid on the last business day of a month. Earnings shall be credited to the Account from which benefits are to be paid before determining the amount to be paid on such day.

(b) Upon electing to become a Participant in the Plan, a Participant shall select in the time and manner prescribed by the Committee, from among the measuring alternatives available under the Plan, if any, for the measuring of Earnings on such Participant’s Account. A Participant may change the selection of his measuring alternatives for the measuring of Earnings on future amounts credited to his Account as of the beginning of the following calendar month (or at such other times and in such manner as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee. A Participant may transfer funds “invested” for measuring purposes in accordance with the Participant’s elected measuring alternatives to differing measuring alternatives as of the beginning of the following calendar month (or at such other times as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee. To the extent applicable, allocation of funds among Plan A, Plan B and Plan C to the Participant’s selected measuring alternatives shall be made pro-rata in accordance with the rules established by the Committee.

(c) The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings factors and the election of measuring alternatives pursuant to this Section 7.

8.	Payment of Supplemental and Special RAP Contributions Accounts.

(a) Upon a Participant’s election to participate in the Plan, he shall make elections to receive his Supplemental Account and his Special RAP Contributions Account either in a lump sum distribution or approximately equal annual installments over a period of 2 to 20 years as elected by the Participant, to commence as soon as administratively feasible following (i) the Participant’s Termination of Employment (other than by reason of death), (ii) the January 1 next following his Termination of Employment or (iii) as soon as administratively feasible following the first anniversary of his Termination of Employment. The Supplemental Account and Special RAP Contributions Account of a Participant who elects to receive annual installment payments from such accounts shall continue to be credited with Earnings until the final installment is paid. Notwithstanding the foregoing, the time and form of payment distribution election applicable to a Participant’s Supplemental Account, including any separate plan encompassed within the Plan or sub-account, must be identical. However, a Participant may make different time and form of payment elections for his Supplemental Account and Special RAP Contributions Account. If a Participant does not make a distribution election with respect to the time and form of payment of his Supplemental Account and Special RAP Contributions Account, the amount credited to such accounts shall be paid to him as follows: (i) to the extent applicable, with respect to a Participant who incurs a Separation from Service prior to December 31, 2008, pursuant to the distribution election made by the Participant with respect to the Supplemental Benefits payable to him under the Grandfathered Plan or (ii) in a single lump sum payment to be made as soon as administratively feasible following his Termination of Employment (other than by reason of death). Notwithstanding the foregoing provisions, in no event shall any distribution commence to be made to any Participant who is a “Specified Employee” prior to a date that is six months after the date of such Participant’s Termination of Employment unless the termination is due to Disability or death.

(b) A Participant may change an existing distribution election regarding the time and form of payment of his Supplemental Account or Special RAP Contributions Account and make a new election from among the available options set forth in Section 8(a) above by filing the prescribed form with the Committee at least one (1) year prior to the Participant’s Termination of Employment (“One Year Rule”); provided, however, that the foregoing rule shall not apply to changes in distribution elections made by Participants prior to December 31, 2008. Effective for Supplemental Plan Years beginning on or after January 1, 2009, in addition to the One Year Rule, a change in a distribution election shall not be given effect under the Plan unless (i) the new election is made at least 12 months prior to the date that the distribution would otherwise commence; (ii) the new election delays the commencement of the distribution to the Participant by five years from the date that the distribution would otherwise have been made pursuant to the Participant’s initial election or any subsequent election, as the case may be; and (iii) the new election does not become effective until 12 months after the date that it is made. Notwithstanding the foregoing provisions, in no event shall any distribution commence to be made to any Participant who is a “Specified Employee” prior to a date that is six months after the date of such Participant’s Termination of Employment unless the termination is due to Disability or death.

(c) Subject to the provisions of Section 8(d) below, a Participant shall have the right, in a writing filed with the Committee, to make an election, prior to his Termination of Employment, to have the portion of his Supplemental Account and Special RAP Contributions Account that is payable at his death to be paid to his Beneficiary in a lump sum distribution or approximately equal annual installments, over a period of 2 to 20 years as elected by the Participant and to commence as soon as administratively feasible following (i) his death, (ii) the January 1 next following his death or (iii) as soon as administratively feasible following the first anniversary of his death. Such elections (or any election to revoke or change a prior election) must be made and filed with the Committee at least one year prior to the earlier of the Participant’s death or Termination of Employment in order to be given effect under the Plan.

Notwithstanding any contrary provision in this Section 8(c), in the event that a distribution election is not on file under the Plan for a Participant at the time of his death, the Supplemental Account and Special RAP Contributions Account payable on behalf of such deceased Participant shall be paid to his Beneficiary in accordance with the Participant’s election under the Grandfathered Plan, if applicable, or, in a single lump sum, paid as soon as administratively feasible following the Participant’s death.

(d) In the event that a Participant who has elected to have his Account distributed to him in installment payments dies prior to receipt of his entire Account, the portion remaining payable at his death shall be distributed to his Beneficiary in exactly the same manner in which the Account had been distributed to the Participant prior to his death.

(e) A Participant (or Beneficiary, as the case may be) shall only be entitled to a distribution of the vested portion of his Account.

(f) Notwithstanding any contrary provision contained herein, an Eligible FINRA Participant who changed his distribution election pursuant to Section 9 of the Prior Plan shall be entitled to have his Account distributed in accordance with the new election. The term “Eligible FINRA Participant” shall have the meaning ascribed to it under Section 9 of the Prior Plan.

9.	Payment of SIAC SESP Grandfathered Accounts.

(a) A Participant shall be permitted, in the time and manner prescribed by the Committee, to elect to have his SIAC SESP Grandfathered Account distributed to him upon his retirement or Employment Termination (as defined below) or to his Beneficiary, in the event of his death, in one of the following forms of distribution:

(A) Single Payment. Payment of the Participant’s SIAC SESP Grandfathered Account, valued as of the end of the month coincident with or next following the event occasioning the payment, in a single sum payment made as soon as administratively practicable following such valuation date.

(B) Deferred Single Payment. Payment of the Participant’s SIAC SESP Grandfathered Account, valued as of the end of the month coincident with or next following the first anniversary of the event occasioning payment in a single sum payment made as soon as administratively practicable following such valuation date.

(C) Annual Installment. Payments of the Participant’s SIAC SESP Grandfathered Account in annual installments over 10 years or over a period of 2 to 5 years as elected by the Participant. The first annual installment payment shall be based on the value of the account as of the end of the month coincident with or next following the event occasioning distribution and shall be paid on or as soon as practicable after such date. Each subsequent annual installment shall be paid as soon as practicable after the annual anniversary of such initial valuation date, based on the value of the account, determined by dividing the value of the account, determined in accordance with the foregoing, by the number of annual installments due and not yet distributed.

(D) Deferred Annual Installment. Payments of the Participant’s SIAC SESP Grandfathered Account as provided pursuant to the Annual Installment form described in subsection (C) above except that the first annual installment shall be made as soon as practicable after the first anniversary of the event occasioning payment based on the value of the account at such first anniversary date. Each subsequent annual installment shall be determined by dividing the value of the account, determined in accordance with the foregoing, by the number of annual installments due and not yet distributed.

To the extent applicable, a Participant may make different distribution elections for sub-accounts in his SIAC SESP Grandfathered Account.

(b) A Participant may, in the time and manner prescribed by the Committee, change the distribution election in effect for his SIAC SESP Grandfathered Account (or with respect to any sub-account in such account) provided, however, that no change in any distribution election will be effective prior to the expiration of a period of one year after the date that it is made. If a Participant does not timely or properly make a time and form of payment distribution election, distribution of such Participant’s SIAC SESP Grandfathered Account shall be made to him pursuant to the Single Payment form of distribution described in Section 9(a)(A) above. Once payment of a Participant’s SIAC SESP Grandfathered Account has commenced, such Participant shall not be permitted to change the form of distribution during his lifetime.

(c) A Participant may also, in the time and manner prescribed by the Committee, elect to have the distribution of his SIAC SESP Grandfathered Account be made to his Beneficiary, in the event of his death, in one of the forms of distribution set forth in Section 9(a) above. A Participant may make different distribution elections for sub-accounts in his SIAC SESP Grandfathered Account. A Participant may change an election made pursuant to this section at any time.

(d) A Participant shall not be eligible to receive a distribution of his SIAC SESP Grandfathered Account pursuant to an distribution election made under this Section 9 until such Participant has incurred an Employment Termination (as defined below).

(e) Notwithstanding any provision of the Plan to be contrary, any distribution from the Plan to a trust or estate which is the Beneficiary of a Participant shall be made in a lump sum regardless of the Participant’s election.

(f) The following capitalized terms shall have the meanings ascribed to them below for purposes of this Section 9:

(A) “Employment Termination” means the termination of employment of a Participant with the Employer, the SIAC Controlled Group and the Affiliated Organizations for any reason whatsoever, including but not limited to death, Disability, retirement, resignation or involuntary termination.

(B) “SIAC Controlled Group” means SIAC and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the code) which includes SIAC and any trade or business (whether or note incorporated) which is under common control (as defined in Section 414(c) of the Code) with SIAC.

(C) “Affiliated Organization” means any of The Depositary Trust and Clearing Corporation, The Depositary Trust Company, and the National Securities Clearing Corporation.

10.	Claims Procedure.

(a) The Committee shall appoint an administrator (“Administrator”) who shall have the authority and discretion to determine all initial claims for benefits under the Plan by Participants or their Beneficiaries based on the Plan documents. Within ninety (90) days after receiving a claim (or within forty-five (45) days if the claim involves a determination of Disability (“Disability Claim”)), the Administrator shall notify the Participant or Beneficiary of his decision in writing, giving the reasons for the decision, if adverse to the claimant, and the other required information specified in this Section 10(a) below. The 90-day period may be extended for up to one hundred and eighty (180) days (or in the case of a Disability Claim, for seventy-five (75) days or up to a maximum of one hundred and five (105) days), if the claimant is notified of the need for additional time, including notification of the reason for the delay. Notification of the need for an extension shall be provided by the Administrator to the claimant prior to the end of the initial 90-day period or initial 45-day period in the case of a Disability Claim. If the decision is adverse to the claimant, the Administrator shall advise the claimant of the specific reason(s) for the denial, the Plan provisions involved, of any additional information or material that he must provide to perfect his claim and why, and of his right to request a review of the decision, the procedures to be followed and the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination.

(b) A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days (or within one hundred and eighty days (180) days, if a Disability Claim) after receipt of the decision. The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments. In the case of a Disability Claim, if the Administrator is also a member of the Committee, such Administrator shall not be permitted to review the appeal of such claim.

(c) Within sixty (60) days (or within forty-five (45) days if a Disability Claim), after receiving a request for review, the Committee shall notify the claimant in writing of (i) its decision; (ii) the specific reasons for the adverse benefit determination, with references to the specific Plan provisions upon which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the Committee determines that additional time is needed to review the claim, the initial 60-day period (or initial 45-day period in the case of a Disability Claim) may be extended by 60 days from the end of the initial 60-day period or, in the case of a Disability Claim, by 45 days from the end of the initial 45-day period. The extension notice will indicate the special circumstances requiring the extension and will indicate the date by which the Committee expects to make a determination upon review.

(d) The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with Section 503 of ERISA, and the regulations issued thereunder (“ERISA Claims Procedure Rules”). For the avoidance of doubt, the provisions of the ERISA Claims Procedure Rules are incorporated herein by reference.

(e) The Administrator and the Committee shall have the full power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan documents and to decide any questions and settle all controversies that may arise in connection with the Plan. Interpretations and constructions of the Plan made by the Administrator and the Committee and actions taken thereunder, made in their sole discretion, including any valuation of the Accounts, any determination under this Section 10, or the amount of the payment to be made hereunder, shall be based on the Plan documents and shall be final, binding and conclusive on all persons for all persons. Neither the Administrator nor any member of the Committee (or any designee of the Committee) shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. To the extent that a form prescribed by the Committee (or its designee) to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee (or its designee) pursuant to the authority granted to the Committee under the Plan.

11.	Construction of Plan.

(a) This Plan is “unfunded” and the benefits payable hereunder shall be paid by the Employer out of its general assets. Participants and their designated Beneficiaries shall not have any interest in any specific asset of the Employer as a result of this Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst any Employer, the Committee, and the Participants, their designated Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the applicable Employer and no person other than the applicable Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from any Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer may, in its sole discretion, establish a “rabbi trust” to pay benefits hereunder.

(b) Each Employer shall be liable for the obligations hereunder only with respect to deferrals, Matching Contributions, Special RAP Contributions and Earnings thereon, attributable to each Participant’s Salary paid by such Employer, and not with respect to the deferrals paid by any other Employer. Any amounts paid by an Employer for another Employer to a Participant shall be deemed merely an accommodation and administrative convenience and not an acknowledgment in any manner of any liability for the obligations of such other Employer.

(c) All expenses incurred in administering the Plan shall be paid by the Employer.

(d) At such times as the Committee may determine, but not less frequently than annually, each Participant shall be given a statement setting forth the value of his Account.

(e) All consents, elections and other actions required or permitted to be made by Participants or other persons under the Plan shall be made in writing on such forms and in such manner as the Committee (or its designee) may require from time to time. Forms shall be effective only if filed with the Committee (or its designee).

12.	Limitation of Rights.

Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of any Employer as an executive or in any other capacity or to interfere with the Employer’s right to discharge him at any time for any reason whatsoever.

13.	Payment Not Salary.

Any benefits payable under this Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.

14.	Severability.

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

15.	Withholding.

All payments under this Plan shall be subject to the withholding of such amounts relating to federal, state or local taxes as each Employer may reasonably determine it should withhold based on applicable law or regulations.

16.	Assignment.

This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that any Employer sells or transfers all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

17.	Non-Alienation of Benefits.

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

18.	Governing Law.

To the extent legally required, the Code and Parts 1 and 5 of Title I of ERISA shall govern the Plan, as applicable and, if any provision hereof is in violation of any applicable requirement of the Code or ERISA, the Board reserves the right to retroactively amend the applicable Plan to comply therewith. To the extent not governed by the Code and Parts 1 and 5 of Title I of ERISA, the Plans shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

19.	Amendment or Termination of Plan.

The Board (or a duly authorized committee thereof), or a person designated by the Board may, in its or his sole and absolute discretion, amend this Plan or any component plan thereof from time to time and at any time in such manner as it or he deems appropriate or desirable, and the Board (or a duly authorized committee thereof) or a person designated by the Board may, in its or his sole and absolute discretion, terminate the Plan or any component plan thereof for any reason or no reason from time to time and at any time in such manner as it or he deems appropriate or desirable. An Employer may withdraw from this Plan at any time, in which case it shall be deemed to maintain a separate plan for Participants who are its employees identical to this Plan except that such Employer shall be deemed to be the “NYSE” for all purposes. No amendment, termination or withdrawal shall reduce or terminate the then vested benefit of any Participant or Beneficiary. Upon the termination or a withdrawal by an Employer from the Plan, the Employer shall not be permitted to accelerate the distribution of Accounts to Participants and Beneficiaries hereunder; if such event occurs, Accounts shall be distributed as provided in Sections 8 and 9 of the Plan and in accordance with the elections then in effect made by Participants and Beneficiaries.

20.	Non-Exclusivity.

The adoption of the Plan by an Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

21.	Non-Employment.

This Plan is not an agreement of employment and it shall not grant the employee any rights of employment.

22.	Gender and Number.

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

23.	Headings and Captions.

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

24.	Interpretation of the Plan.

The Committee shall have the authority to adopt, alter or repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan. The Committee, in its discretion, may delegate its authority hereunder to one or more Employees of the Employer for purposes of handling the day-to-day administration of the Plan. The Plan shall be subject to, and administered in accordance with, the Rules of Operation and Administration of the NYSE Group, Inc. and Affiliates NonQualified Deferred Compensation Plans, the provisions of which are hereby incorporated by reference.

25.	Construction of Words.

Whenever used in the Plan, a masculine pronoun shall be deemed to include the masculine and feminine pronoun and a singular word shall be deemed to include the singular and the plural in all cases where the context so requires.

26.	Entire Agreement.

This Plan, along with the Participants’ elections hereunder, constitutes the entire agreement between the Employer and the Participants pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Employer with respect to the subject matter herein.

IN WITNESS WHEREOF, the NYSE has caused this Plan to be executed this             day of             , 2007.

NEW YORK STOCK EXCHANGE LLC

By:
Title: